Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-37805, 333-37807, 333-84717, 333-52694, 333-60506, 333-60516, 333-82328, 333-100414, 333-105756, 333-105759, 333-140662, 333-145990, 333-160523, 333-160524, and 333-166355), and Form S-3 (Nos. 333-41304, 333-84952, 333-86476, 333-144128, 333-147515, and 333-158301) of Stifel Financial Corp. of our reports dated February 28, 2011, with respect to the consolidated financial statements of Stifel Financial Corp. and subsidiaries and the effectiveness of internal control over financial reporting of Stifel Financial Corp. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

                                                                                             /s/ Ernst & Young LLP

Chicago, Illinois

February 28, 2011